Exhibit 99.1

Hennessy Advisors, Inc. to Acquire the Assets of the Community Capital Management, LLC's Equity Funds

NOVATO, Calif., April 26, 2023 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has signed a definitive agreement with Community Capital Management, LLC ("CCM") related to the management of the CCM Core Impact Equity Fund and the CCM Small/Mid-Cap Impact Value Fund (the "CCM Equity Funds"). The CCM Equity Funds have current assets of approximately $70 million. The transaction is expected to be completed during calendar year 2023. Pending approval by shareholders of the CCM Equity Funds, upon completion of the transaction, the CCM Equity Funds will be reorganized into the Hennessy Stance ESG Large Cap ETF, which will be renamed the Hennessy Stance ESG ETF as of April 28, 2023 (referred to herein as the "Hennessy Stance ESG ETF"). Hennessy Advisors, Inc. is the investment advisor of the Hennessy Stance ESG ETF and Stance Capital, LLC and Vident Investment Advisory, LLC are investment sub-advisors to the Hennessy Stance ESG ETF.

"At CCM, we primarily provide fixed income portfolios that include impact and environmental, social, and governance factors. We are confident that we've found the right home for our equity mutual fund shareholders with the Hennessy Stance ESG ETF, which has delivered strong returns coupled with social consciousness," said Alyssa Greenspan, CEO and President of CCM. "We believe the acquisition will benefit our equity fund shareholders," she added.

"We are excited to welcome the CCM Equity Funds' shareholders into the Hennessy family of funds. The CCM Equity Funds are a natural fit into our ETF, which seeks to align investors' capital with their values while striving to outperform the overall market," stated Neil Hennessy, CEO and Chairman of Hennessy Advisors, Inc. "At Hennessy, we put our shareholders first while delivering strong investment management, quality customer service, and high standard of business ethics. We are committed to a smooth transition for the CCM shareholders."

The transaction is subject to customary closing conditions, including approval by the Board of Trustees of Hennessy Funds Trust, the Board of Trustees of the Quaker Investment Trust, and the shareholders of the CCM Equity Funds. The transaction has been structured with the intention that it qualify, for federal income tax purposes, as a tax–free reorganization under the Internal Revenue Code of 1986, as amended. Therefore, shareholders of the CCM Equity Funds should not recognize any gain or loss for federal income tax purposes as a result of the transaction.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing.

About Community Capital Management, LLC
Community Capital Management, LLC (CCM) is an investment adviser registered with the Securities and Exchange Commission. CCM was founded in 1998 and manages $4 billion in assets. The firm's mission seeks to deliver superior risk-adjusted returns through investment strategies that contribute to positive environmental and social outcomes. In late 2017, CCM was appointed advisor to the Quaker family of funds and presently manage the CCM Small/Mid-Cap Impact Value Fund and CCM Core Impact Equity Fund. For more information, please visit: www.ccminvests.com.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts. Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of the CCM Equity Funds into the Hennessy Stance ESG ETF. As a result, no assurance can be given as to future results, levels of activity, performance, or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to sell or an offer to buy or subscribe for any securities or a solicitation of any vote or approval with respect to the transactions contemplated herein or otherwise, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities in the United States shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

In soliciting shareholder approval of the transactions, Quaker Investment Trust and its trustees, CCM, as well as Hennessy Advisors, Inc., may be deemed to be participants in the solicitation of proxies from shareholders of the CCM Equity Funds. Information about Quaker Investment Trust and its trustees may be found in the 2022 Annual Report of the CCM Equity Funds filed with the SEC on August 9, 2022, and in the Statement of Additional Information filed with the SEC on October 28, 2022. Information about CCM may be found in its Form ADV filed with the SEC on February 3, 2023. Information about Hennessy Advisors, Inc. may be found in the 2022 Annual Report of Hennessy Advisors, Inc. on Form 10-K filed with the SEC on December 7, 2022, and the definitive proxy statement filed with the SEC on December 13, 2022, in connection with Hennessy Advisors Inc.'s 2022 annual meeting of shareholders. Information about the Hennessy Stance ESG ETF may be found in the amended 2022 Annual Report of the Stance Equity ESG Large Cap Core ETF, a series of The RBB Fund, Inc., the predecessor to the Hennessy Stance ESG ETF, filed with the SEC on March 14, 2023, and in the Prospectus and Statement of Additional Information of the Hennessy Stance ESG ETF, as a series of Hennessy Fund Trust, filed with the SEC on December 22, 2022. Shareholders of the CCM Equity Funds should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC's website at www.sec.gov or by calling 1-800-966-4354.

Investors should consider the investment objective, risks, charges, and expenses of the CCM Equity Funds carefully before investing. A prospectus with this and other information may be obtained at www.ccminvests.com or by calling 888–272-0007. Read the prospectus carefully before investing.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., terry@hennessyadvisors.com, Phone: 800-966-4354